Exhibit 99.1

Contacts
Pei Hung, DASAN Zhone Investor Relations	DASAN Zhone Strategic Communications:
Tel: +1 510.777.7386	Matt Glover or Najim Mostamand, CFA
Fax: +1 510.777.7001	Tel: +1 949.574.3860
E: phung@dasanzhone.com	E: dzsi@liolios.com

DASAN Zhone Solutions Announces Strong Second Quarter 2018 Financial Results; Raises Revenue Guidance for Full Year

Oakland, Calif., August 9, 2018 - DASAN Zhone Solutions, Inc. (NASDAQ: DZSI or the "Company"), a global leader in fiber access transformation for enterprise and service provider networks, today reported its financial results for the three months ended June 30, 2018 and provided its outlook for the three months ending September 30, 2018 as well as a revised revenue outlook for the full year ending December 31, 2018.

Second Quarter 2018 Financial Performance:

•	Second quarter revenue was $76.3 million, which was at the higher end of guidance, and reflected an increase of 27.2% year-over-year.

•	GAAP gross margin for the quarter was 30.4%, which was at the mid-range of guidance, and reflected a decrease compared to 32.4% in the prior year period.

•	GAAP operating profit and margin for the quarter was $2.6 million and 3.4%, respectively, as compared to a loss of $(0.8) million and a negative margin of (1.3)% for the second quarter of 2017.

•
GAAP net income attributable to DASAN Zhone Solutions, Inc. for the quarter was $1.4 million, or $0.08 per diluted share, as compared to a net loss of $(0.8) million, or a loss of $(0.05) per diluted share for the second quarter of 2017.

•	Non-GAAP adjusted operating expenses for the quarter were $19.8 million, which came in significantly below guidance of $20.7 million to $21.5 million.

•
Non-GAAP Adjusted EBITDA for the quarter was $3.2 million and non-GAAP Adjusted EBITDA margin was 4.2%, which exceeded Adjusted EBITDA guidance of between $1 million to $2.5 million. It was also a favorable compare on a year-over-year basis with non-GAAP Adjusted EBITDA and margin of $0.9 million and 1.4%, respectively, for the second quarter of 2017. Non-GAAP financial measures are reconciled to GAAP in the tables set forth in this release.

•
Total cash and cash equivalents (excluding restricted cash) as of June 30, 2018 were $27.3 million, compared to $17.5 million as of December 31, 2017. Including restricted cash, total cash and cash equivalents as of June 30, 2018 were $38.9 million, compared to $31.4 million as of December 31, 2017.

"We delivered on the higher end of our Q2 revenue expectations with continued momentum from our core fiber-to-the-home Broadband Access business, where we continue to see tremendous global success, particularly in India in the quarter,” said Yung Kim, CEO of DASAN Zhone Solutions, Inc. “The outsized 27% double-digit revenue growth seen in the quarter was driven by a sizable contract with the Indian State Government of Andhra Pradesh to build out their next-generation high-speed optical fiber network infrastructure. The India market is an exciting one for us given significant greenfield opportunities, but we view India to be only opportunistically additive to our existing core business that is strong, globally diverse, and one that benefits from broad based opportunities across our 1,000 plus customers.”

“As our Q2 results for the quarter demonstrate, we are making steady progress in growing our profitability. We achieved the mid-point of our guidance for gross margin of 30.4%, which reflected the impact of geographic mix. We successfully contained our adjusted operating expenses in the quarter by more than $1 million against prior guidance. As a result, we generated $3.2 million of Adjusted EBITDA, which greatly exceeded the guidance range of $1 million to $2.5 million,” said Michael Golomb, CFO of DASAN Zhone Solutions, Inc. “We remain focused on growing our bottom-line as we scale our business over the long-term.”

Business Outlook:
DASAN Zhone Solutions, Inc.’s Business Outlook is based on current expectations. The following statements are forward-looking, and actual results can differ materially based on market conditions and factors set forth under “Forward-Looking Statements” below.

•
Third Quarter 2018: Revenue target of $70 million to $74 million, GAAP gross margin target of 32%, and adjusted operating expenses target of $20 million for an implied Adjusted EBITDA range of $2.4 million to $3.7 million

•
Revised Full Year 2018 Revenue Guidance: Revenue target of $280 million to $285 million, which reflect 13% to 15% year-over-year growth, as compared to prior revenue guidance provided on May 30th of $272 million to $280 million, which reflect 10% to 13% year-over-year growth.

Conference Call:
To access the conference call, please dial 1-888-306-9369 (U.S. toll-free) or 1-503-406-4059 (international) and entering the access code 6188804. The audio webcast will be simultaneously available on the Investor Relations section of DASAN Zhone Solution's website at http://www.dasanzhone.com/about/investor-relations/investor-events/.

An audio replay will be offered for seven days, by dialing 1-855-859-2056 (U.S. toll-free) or 1-404-537-3406 (international) and entering the access code 6188804. An audio webcast recording will also be available online at http://www.dasanzhone.com/about/investor-relations/investor-events/ for approximately one week following the original call.

Non-GAAP Financial Measures
To supplement DASAN Zhone's consolidated financial statements presented in accordance with GAAP, DASAN Zhone uses adjusted EBITDA, a non-GAAP measure DASAN Zhone believes is appropriate to enhance an overall understanding of DASAN Zhone's past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the Company's operational performance, including the Company's ability to provide cash flows to invest in research and development, and to fund capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net income (loss) and adjusted EBITDA is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) below.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934.  Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of the Company’s products; intense competition in the communications equipment market; the Company’s ability to execute on its strategy and operating plans; and economic conditions. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

About DASAN Zhone Solutions, Inc.
DASAN Zhone Solutions, Inc. (NASDAQ: DZSI) is a global leader in network access solutions for service provider and enterprise networks. The company provides a wide array of reliable, cost-effective networking technologies-including broadband access, Ethernet switching, Passive Optical LAN, and software-defined networks-to a diverse customer base that includes more than 1,000 of the world’s most innovative network operators. DASAN Zhone Solutions is headquartered in Oakland, California, with operations in more than 20 countries worldwide.

DASAN Zhone Solutions, the DASAN Zhone Solutions logo, and DASAN Zhone product names are trademarks of DASAN Zhone Solutions, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

DASAN ZHONE SOLUTIONS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net revenue	$76,257	$59,504	$59,941	$135,761	$112,053
Cost of revenue
Products and services	52,939	37,616	40,355	90,555	74,084
Amortization of intangible assets	153	153	153	306	306
Total cost of revenue	53,092	37,769	40,508	90,861	74,390
Gross profit	23,165	21,735	19,433	44,900	37,663
Operating expenses:
Research and product development (1)	8,714	8,977	9,141	17,691	18,523
Selling, general and administrative (1)	11,712	12,394	10,551	24,106	21,435
Amortization of intangible assets	131	131	544	262	1,037
Total operating expenses	20,557	21,502	20,236	42,059	40,995
Operating income (loss)	2,608	233	(803)	2,841	(3,332)
Interest income	75	86	20	161	46
Interest expense	(560)	(323)	(256)	(883)	(530)
Other income (expense), net	(427)	140	264	(287)	(17)
Income (loss) before income taxes	1,696	136	(775)	1,832	(3,833)
Income tax (benefit) provision	341	(5)	99	336	539
Net income (loss)	1,355	141	(874)	1,496	(4,372)
Net income (loss) attributable to non-controlling interest	(61)	34	(65)	(27)	184
Net income (loss) attributable to DASAN Zhone Solutions, Inc.	$1,416	$107	$(809)	$1,523	$(4,556)

Earnings (losses) per share attributable to DASAN Zhone Solutions, Inc.
Basic	$0.09	$0.01	$(0.05)	$0.09	$(0.28)
Diluted	$0.08	$0.01	$(0.05)	$0.09	$(0.28)
Weighted average shares outstanding
Basic	16,438	16,416	16,380	16,425	16,380
Diluted	16,672	16,626	16,380	16,645	16,380
___________________________________________________
(1) Amounts include stock-based compensation costs as follows:
Research and product development	$16	$15	$16	$31	$30
Selling, general and administrative	361	348	204	709	445
	$377	$363	$220	$740	$475
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$1,355	$141	$(874)	$1,496	$(4,372)
Stock-based compensation	377	363	220	740	475
Interest expense, net	485	237	236	722	484
Income tax (benefit) provision	341	(5)	99	336	539
Depreciation and amortization	682	699	1,172	1,381	2,353
Adjusted EBITDA	$3,240	$1,435	$853	$4,675	$(521)

Reconciliation of operating expense to Adjusted operating expense:
Total operating expense	$20,557	$21,502	$20,236	$42,059	$40,995
Depreciation and amortization (2)	(429)	(444)	(1,099)	(873)	(2,204)
Stock-based compensation	(377)	(363)	(220)	(740)	(475)
Adjusted operating expense	$19,751	$20,695	$18,917	$40,446	$38,316
(2)For the three months ended March 31,2018 and for the three and six months ended June 30, 2017, the depreciation amounts have been adjusted to exclude depreciation and amortization expense associated with cost of revenues.

DASAN ZHONE SOLUTIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents and restricted cash	$37,734	$29,900
Accounts receivable, net	67,163	61,755
Other receivables	25,257	12,658
Inventories	38,187	25,344
Prepaid expenses and other current assets	4,137	3,652
Total current assets	172,478	133,309
Property and equipment, net	5,432	5,873
Goodwill	3,977	3,977
Intangible assets, net	6,217	6,785
Long-term restricted cash	1,136	1,512
Other assets	7,676	7,671
Total assets	$196,916	$159,127
Liabilities, Stockholders' Equity and Non-controlling Interest
Current liabilities:
Accounts payable	$50,799	$32,792
Short-term debt	45,669	19,790
Other payables	2,875	3,988
Contract Liabilities	2,600	3,279
Accrued and other liabilities	9,431	11,174
Total current liabilities	111,374	71,023
Long-term debt	6,800	9,787
Contract Liabilities	1,773	1,883
Other long-term liabilities	2,699	2,667
Total liabilities	122,646	85,360
Stockholders’ equity and non-controlling interest:
Common stock	16	16
Additional paid-in capital	91,126	90,198
Other comprehensive income (loss)	(399)	1,871
Accumulated deficit	(16,988)	(18,852)
Total stockholders’ equity	73,755	73,233
Non-controlling interest	515	534
Total stockholders’ equity and non-controlling interest	74,270	73,767
Total liabilities, stockholders’ equity and non-controlling interest	$196,916	$159,127